Exhibit 23
Consent of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
The Home Depot, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333‑259121, 333-274395) and on Form S-8 (Nos. 333‑61733, 333‑38946, 333‑151849, 333‑182374, 333‑56722, 333‑125331, 333‑153171, 333‑125332) of The Home Depot, Inc. of our reports dated March 13, 2024, with respect to the consolidated balance sheets of The Home Depot, Inc. and its subsidiaries as of January 28, 2024 and January 29, 2023, and the related consolidated statement of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years in the three‑year period ended January 28, 2024, and the related notes, and the effectiveness of internal control over financial reporting, which reports appear in the January 28, 2024 Form 10-K of The Home Depot, Inc.
/s/ KPMG LLP

Atlanta, Georgia
March 13, 2024